Exhibit 99.1
Houston Exploration Announces Second Quarter 2005 Results —
Remains Focused on Annual Production Growth Rate of Six Percent
Houston, Texas — July 28, 2005 — The Houston Exploration Company (NYSE: THX) today reported second quarter 2005 net income of $43.8 million, or $1.51 per fully diluted share. In comparison, the company reported second quarter 2004 net income of $45.4 million, or $1.47 per fully diluted share one year ago. Second quarter revenues totaled $175.8 million, up 2 percent from the $172.8 million reported during the corresponding 2004 quarter. Cash from operations before changes in operating assets and liabilities totaled $133.7 million, 5 percent higher than 2004’s second quarter of $127.5 million. (Cash from operations is a non-GAAP measure that is defined and reconciled in the table below.)
Second quarter 2005 daily production averaged 328 million cubic feet of natural gas equivalent per day (MMcfe/d), compared with 2004’s second quarter average rate of 351 MMcfe/d. Quarter-over-quarter production declined by 7 percent, primarily due to favorable production anomalies during the second quarter 2004 and because of delays with rig arrivals for several 2005 projects in the Gulf of Mexico. The majority of the necessary rigs in the Gulf of Mexico are now on hand and drilling has commenced.
Houston Exploration realized an average natural gas sales price for the second quarter 2005 of $6.60 per thousand cubic feet (Mcf), yielding an average realization of $5.71 per Mcf after hedging. This compares to a natural gas sales price of $5.85 per Mcf, and a net price after hedging of $5.39 per Mcf during the second quarter 2004. Second quarter 2005 crude oil prices averaged $46.32 per barrel, 38 percent higher than the $33.63 per barrel reported during the second quarter 2004.
Second quarter 2005 lifting costs, which are comprised of lease operating, transportation and severance tax expenses, were $0.89 per Mcfe versus the $0.61 per Mcfe reported during the second quarter 2004. Depreciation, depletion and amortization and asset retirement accretion expenses for the second quarter 2005 were $2.45 per Mcfe compared to $2.14 per Mcfe in the second quarter 2004. Second quarter 2005 net general and administrative expenses were $0.21 per Mcfe versus the $0.31 per Mcfe reported for 2004’s second quarter.
Natural gas continues to be the primary resource that the company produces, accounting for 92 percent of total production. More than 70 percent of the company’s estimated equivalent production has been hedged for the remainder of 2005. A detailed hedge table, which explains the company’s positions by transaction from 2005 through 2008, is available on the company’s Web site.
Recent Highlights:
•	During 2005’s first half Houston Exploration drilled 159 wells at an overall success rate of 82 percent. For the second quarter 2005, 79 wells were drilled at a success rate of 87 percent.

•	Offshore, to date, the company has recognized a 100-percent success rate with its Gulf of Mexico deep-shelf drilling program, participating in three exploration wells and one development well. The net amount of pay in these wells ranges from 80 feet to more than 150 feet, each exceeding the company’s pre-drill expectations. The company’s average working interest in these wells ranges from 19 percent to 36 percent.

•	Onshore, the company has strengthened its drilling efforts and is currently running 14 rigs, of which six are in South Texas, three are in Arkansas, three are in the Rocky Mountains, and two are in East Texas.

•	In Arkoma, the company continued to report solid rates, with second quarter 2005 net production averaging 41 MMcfe per day.

•	In the Rockies, seven wells were drilled in Utah’s Uinta Basin during the second quarter 2005, all of which were successful. When including these wells with other existing and expected production, the company anticipates a 2005 exit rate for the Uinta Basin of 10 MMcfe per day.

•	In Eastern Colorado, the company recently recognized its first production from wells drilled in the DJ Basin. In addition, the company has identified more than 200 locations here based on the company’s proprietary 3-D seismic data which was acquired earlier this year. The company currently plans to run at least one rig in Colorado for the remainder of the year.

•	After completing the evaluation of some newly acquired assets in East Texas, the company has increased its drilling program from 12 wells to 22 wells for 2005.

•	From a financial perspective, the company remains conservatively financed, closing the quarter with a debt-to-capitalization ratio of approximately 30 percent.
“As we wind up the first half of 2005 we can see multiple successes within each of our core operating areas,” commented William G. Hargett, chairman, president and chief executive officer. “This business is both challenging and exciting for us every day. For the remainder of the year we will pursue various growth opportunities, such as increasing our drilling in Texas and the Gulf of Mexico, further assessing the Rockies play, and remaining in the hunt for assets to acquire,” he added.
As with past quarters, Houston Exploration has prepared the following table to assist with understanding the company’s estimated financial results and near-term performance based on current expectations. Certain factors that could materially impact these forward-looking statements are set forth below in this release.

Quarterly and Annual Guidance:

Third Quarter 2005 Costs ($/Mcfe)	Estimate

Lease operating expense	$0.54 +/-
Severance tax	$0.13 +/-
General and administrative, net	$0.23 +/-
Transportation	$0.10 +/-
Depreciation, depletion and amortization and asset retirement accretion	$2.49 +/-
Interest, net	$0.11 +/-

2005 Capital (million $)	Estimate

Spending program, including completed acquisitions	$512 +/-

2005 Operations	Estimate

Production growth from 2004	6% +/-
Percent natural gas	93% +/-
Percent hedged	70% +/-
The company will hold its second quarter 2005 earnings conference call on Thursday, July 28, at 9:30 a.m. Central time to further review the financial and operational results. To access the call dial (800) 230-1074 prior to the start and provide the confirmation code 788604. A replay of the call will be available for one week beginning at 12:00 p.m. Central time on July 28. Dial (800) 475-6701 and provide the confirmation code 788604 for this service.
In addition, the call will be broadcast live over the Internet and can be accessed by following the webcast links at www.houstonexploration.com.
The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, the Rocky Mountains and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s Web site at www.houstonexploration.com.
Forward-looking statements:
This news release and oral statements regarding the subjects of this release, including the conference call announced herein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information. Important factors that could cause actual results to materially differ from the company’s current expectations include price volatility, the risk of future writedowns, the impact of hedging activities, the accuracy of estimates of reserves, production and spending requirements, the inability to meet substantial capital requirements, the constraints imposed by the company’s current indebtedness, the relatively short production life of the company’s reserves, reserve replacement risks, drilling risks and results, the competitive nature of the industry, the risks associated with the recent acquisitions, the successful negotiation and consummation of acquisitions, the integration of acquired assets and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2004. The company assumes no responsibility to update any of the information referenced in this news release.
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Contact:	The Houston Exploration Company Melissa Reynolds 713-830-6887 mreynolds@houstonexp.com

The Houston Exploration Company

	Three Months Ended June 30,		Six Months Ended June 30,
Unaudited Income Statement Data:	2005	2004	2005	2004
	(in thousands, except per share data)
Revenues
Natural gas and oil revenues	$175,524	$172,578	$341,014	$324,212
Other	293	198	523	446

Total revenues	175,817	172,776	341,537	324,658

Operating expenses
Lease operating	19,124	12,499	34,492	25,205
Severance tax	4,530	3,891	7,464	6,948
Transportation	2,993	3,169	5,759	5,905
Asset retirement accretion	1,326	1,190	2,651	2,478
Depreciation, depletion and amortization	71,944	67,192	142,547	128,156
General and administrative, net	6,200	9,761	17,323	15,849

Total operating expenses	106,117	97,702	210,236	184,541

Income from operations	69,700	75,074	131,301	140,117
Other (income) and expense	(1,067)	(378)	387	(268)
Interest expense	5,621	4,381	11,045	8,609
Capitalized interest	(2,425)	(2,075)	(4,415)	(4,016)

Interest expense, net	3,196	2,306	6,630	4,593
Income before taxes	67,571	73,146	124,284	135,792
Provision for income tax
Current	8,324	17,436	16,028	27,110
Deferred	15,417	10,360	30,988	23,642

	23,741	27,796	47,016	50,752
Net income	$43,830	$45,350	$77,268	$85,040

Earnings per share
Basic	$1.53	$1.49	$2.70	$2.74
Diluted	$1.51	$1.47	$2.67	$2.72
Weighted average shares	28,679	30,547	28,589	31,072
Weighted average shares — diluted	28,973	30,810	28,920	31,262

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Data:	2005	2004	2005	2004

Production
Natural gas (MMcf)	27,440	30,138	54,797	58,270
Oil (MBbls)	406	304	812	652

Total (MMcfe)	29,876	31,962	59,669	62,182
Average daily production (MMcfe/d)	328	351	330	342

Average sales price
Natural gas realized ($/Mcf)	$5.71	$5.39	$5.57	$5.19
Natural gas unhedged ($/Mcf)	6.60	5.85	6.30	5.65
Oil realized ($/Bbl)	46.32	33.63	44.24	33.02
Oil unhedged ($/Bbl)	46.32	33.63	44.24	33.02

The Houston Exploration Company, continued

	June 30,	December 31,
	2005	2004
Unaudited Balance Sheet Data:
	(in thousands)
Working capital (deficit)(1)	$(113,594)	$(31,884)
Property, plant and equipment, net	1,687,022	1,548,256
Total assets	1,865,182	1,722,577
Long-term debt and notes	330,000	355,000
Total stockholders’ equity	772,565	782,920

(1)	Working capital deficit caused by negative fair value of derivative instruments.
Unaudited Non-GAAP Financial Measures:
Cash from operations represents net cash provided by operating activities before changes in operating assets and liabilities. Cash from operations is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Cash from operations is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash from operations is not a measure of financial performance under GAAP and should not be considered an alternative to net income. The table below reconciles cash from operations to net cash provided by operating activities as disclosed on the company’s statement of cash flows. Further, the “Shareholder/Financial” section of the company’s Web site includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Reconciliation of Non-GAAP Measures:
	(in thousands)
Cash from operations before changes in operating assets and liabilities	$133,684	$127,548	$258,781	$248,551
Plus changes in operating assets and liabilities	(1,294)	(10,804)	22,457	(3,201)

Net cash provided by operating activities	$132,390	$116,744	$281,238	$245,350